Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020

Williston, ND  58802

ir@geoi.net

GEORESOURCES, INC. REPORTS THIRD QUARTER AND

NINE-MONTH RESULTS

Williston, ND November 17, 2004 – GeoResources, Inc., (Nasdaq: GEOI), today reported third quarter 2004 net income of $419,000, or $0.11 per basic and diluted share, on revenue of $1,807,000, compared to a 2003 net income of  $171,000, or $0.05 per basic and diluted share, on revenue of $1,268,000.  Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the third quarter 2004 was $698,000, compared to $431,000 for the third quarter 2003. 1

Net income for the nine-months 2004 was $736,000, or $0.20 per basic and diluted share, on revenue of $4,592,000, versus a net income of $400,000, or $0.11 per basic and diluted share, on revenue of $3,437,000 for the nine months 2004.  EBITDA for the nine months 2004 was $1,446,000, compared to $1,058,000 the nine months in 2003.  Higher commodity prices, which averaged $34.31 per barrel of oil equivalent (BOE) for the nine months ended 2004, were the primary driver of the improved results.

GeoResources sold a total of 31,000 BOE, or 337 BOE per day, during the third quarter 2004, compared to 34,000 BOE, or 374 BOE per day, in the third quarter 2003.  The reduced production sold was attributable to normal production declines that were not offset by new production.

Although sales volumes were lower, the company received substantially higher average oil value per BOE resulting in an increase of $327,000, or 37%, for the three-months ended September 30, 2004, and $490,000, or 19%, for the nine- months ended September 30, 2004, compared to the same periods in 2003 in spite of the lower sales volumes.

Leonardite revenue increased $116,000, or 64%, and $250,000, or 42%, respectively, for the three- and nine- month periods ended September 30, 2004, compared to the prior periods due to higher production sold.  Production increased 747 tons, or 51%, and 1,821 tons, or 37%, respectively, for the three- and nine- month periods ended September 30, 2004 compared to the equivalent periods in 2003.

Drilling revenue increased $96,000, or 45%, and $414,000, or 200%, respectively, for the three- and nine- month periods ended September 30, 2004 compared to the prior periods due to higher rig utilization.  Drilling days of operation increased 3.5 days, or 12%, and 47.7 days, or 163%, respectively, for the three- and nine- month periods ended September 30, 2004, compared to the equivalent periods in 2003.

1EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluating us.  Our measure of EBITDA may not be the same as similar measures described by other companies.  EBITDA is calculated as follows:

Quarter Ended

Quarter Ended

Sept 30, 2004

Sept 30, 2003

Net income

$

419,000

$

171,000

Add back

Interest expense

22,000

22,000

Income tax

49,000

19,000

Depreciation and amortization

208,000

219,000

EBITDA

$

698,000

$

431,000

Nine Months Ended

Nine Months Ended

Sept 30, 2004

Sept 30, 2003

Net Income.

$

736,000

$

400,000

Add back:

Accounting change

--

23,000

Interest expense

61,000

66,000

Income tax

78,000

13,000

Depreciation and amortization

571,000

555,000

EBITDA

$

1,446,000

$

1,058,000

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2003, for meaningful cautionary language disclosure.

--30--

GEORESOURCES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2004	2003	2004	2003
OPERATING REVENUES:
Oil and gas sales	$ 1,206,352	$ 878,889	$ 3,123,312	$ 2,632,859
Leonardite sales	297,537	181,840	848,069	597,841
Drilling revenue	302,778	206,787	620,859	206,787

	1,806,667	1,267,516	4,592,240	3,437,487

OPERATING COSTS AND EXPENSES:
Oil and gas production	500,224	426,967	1,363,964	1,263,489
Cost of leonardite sold	234,363	185,121	737,794	613,480
Drilling costs	250,380	118,702	615,433	118,702
Depreciation and depletion	208,400	219,164	571,368	555,113
Selling, general and administrative	128,637	109,531	453,991	405,963

	1,322,004	1,059,485	3,742,550	2,956,747

Operating income	484,663	208,031	849,690	480,740

OTHER INCOME (EXPENSE):
Interest expense	(21,991)	(21,837)	(60,617)	(66,428)
Other income, net	5,256	3,959	25,314	22,016

	(16,735)	(17,878)	(35,303)	(44,412)

Income before income taxes	467,928	190,153	814,387	436,328

Income tax expense	49,000	19,000	78,000	13,000

Income before cumulative effect of change in
accounting principle	418,928	171,153	736,387	423,328

Cumulative effect on prior years accounting change, net of tax	--	--	--	(23,000)

Net income	$ 418,928	$ 171,153	$ 736,387	$ 400,328

EARNINGS PER SHARE:

Income before cumulative effect of accounting change	$ .11	$ .05	$ .20	$ .12
Cumulative effect of accounting change	--	--	--	(.01)

Net income, basic and diluted	$ .11	$ .05	$ .20	$ .11